Exhibit 99.1

Contacts:     Pat Sheaffer or Kevin Lycklama,
                      Riverview Bancorp, Inc. 360-693-6650

Patricia W. Eby Named to Riverview Board

Vancouver, Wash., May 1, 2019 -- Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced the appointment of Patricia W. Eby, CPA, JD, former president and sole shareholder of the certified public accounting firm Peterson & Associates P.S, to the board of directors for Riverview Community Bank and Riverview Bancorp, Inc.
"Patricia has been serving the accounting needs of Clark County for over 45 years," said Pat Sheaffer, chairman of Riverview Bancorp. "Our strong Board and Company will greatly benefit from her accounting and legal expertise, and her strong connection to the community; helping us continue our efforts towards greater efficiency and serving the needs of our clients."
Ms. Eby is a graduate of Walla Walla College with a Bachelor of Science in Accounting and a Certified Public Accountant since 1974. Ms. Eby obtained her law degree from Lewis and Clark College School of Law and has been a member of the Washington State Bar Association since 1985.
Ms. Eby has a long history of local community service involving organizations such as: Rotary, Clark College Foundation, Free Clinic of SW Washington, as well as an appointment with the Professional Advisory Council for the Community Foundation of SW Washington.

About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.16 billion, it is the parent company of the 95 year-old Riverview Community Bank, as well as Riverview Trust Company. There are 18 branches, including 14 in the Portland-Vancouver area. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. For the past 5 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.